Exhibit 5.1

May 21, 2015	ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX foley.com

Whiting Petroleum Corporation

1700 Broadway, Suite 2300

Denver, Colorado 80290

Ladies and Gentlemen:

We have acted as counsel for Whiting Petroleum Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”), including the prospectus constituting a part thereof (the “Prospectus”), to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to an offer to exchange (the “Exchange Offer”) the Company’s outstanding 6.25% Senior Notes due 2023 issued on March 27, 2015 in transactions exempt from the registration requirements of the Securities Act (the “Original Notes”) for an equal principal amount of the Company’s new 6.25% Senior Notes due 2023 that are registered under the Securities Act (the “New Notes”). The New Notes will be fully and unconditionally guaranteed (the “New Note Guarantees” and, together with the New Notes, the “Securities”) by Whiting Oil and Gas Corporation, a Delaware corporation (“WOGC”), Whiting US Holding Company, Delaware corporation (“Whiting US”) Whiting Canadian Holding Company ULC, a British Columbia unlimited liability company (“Whiting Canadian”) and Whiting Resources Corporation, a Colorado corporation (“Whiting Resources” and, together with WOGC and Whiting US, the “U.S. Guarantors” and, the U.S. Guarantors together with Whiting Canadian, the “Guarantors”), and will be issued under an Indenture (the “Base Indenture”), dated as of September 12, 2013, among the Company, WOGC and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as amended and supplemented by the Fourth Supplemental Indenture (the “Fourth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), dated as of March 27, 2015, among the Company, the Guarantors and the Trustee, which establish and set forth certain terms and conditions of the Securities.

As counsel to the Company in connection with our opinion, we have examined: (i) the Registration Statement, including the Prospectus and the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (ii) the Indenture; (iii) the forms of the New Notes and New Note Guarantees; and (iv) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

In our examination of the above referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed that (i) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified to engage in the activities contemplated by the Indenture; (ii) the Indenture has been duly authorized, executed and delivered by, and represents the valid and binding obligation of, the Trustee,

BOSTON	JACKSONVILLE	MILWAUKEE	SAN DIEGO	TALLAHASSEE
BRUSSELS	LOS ANGELES	NEW YORK	SAN FRANCISCO	TAMPA
CHICAGO	MADISON	ORLANDO	SHANGHAI	TOKYO
DETROIT	MIAMI	SACRAMENTO	SILICON VALLEY	WASHINGTON, D.C.

Whiting Petroleum Corporation

May 21, 2015

enforceable against the Trustee in accordance with its terms; (iii) the Registration Statement, including any amendments thereto, shall have become effective under the Securities Act; (iv) the New Notes and each New Note Guarantee are duly executed and delivered in the form contemplated by the Indenture and, in the case of the New Notes, authenticated in accordance with the Indenture; (v) Whiting Canadian is validly existing with the power and authority to execute and deliver the Fourth Supplemental Indenture; and (vi) the Fourth Supplemental Indenture is duly authorized, executed and delivered by Whiting Canadian in accordance with applicable British Columbia law.

Based upon and subject to the foregoing and the other matters set forth herein, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

1.           The New Notes, when delivered by the Company in the manner and upon the terms set forth in the Exchange Offer, will be legally issued and valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.           Each New Note Guarantee, when delivered by each Guarantor in the manner and upon the terms set forth in the Exchange Offer, will be legally issued and a valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms.

The opinions above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

We express no opinion as to the laws of any jurisdiction other than the States of New York and Colorado, the provisions of the Delaware General Corporation Law and the federal laws of the United States of America. We are not qualified to practice law in the State of Delaware.

We hereby consent to the deemed incorporation by reference of this opinion into the Registration Statement and the Prospectus and to the references to our firm therein. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP